EXHIBIT 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

It is hereby agreed by and between Pamela J. Britton (“Employee”) and Diedrich Coffee, Inc. (“Employer”) as follows:

1. TERMINATION OF EMPLOYMENT. Employee acknowledges that her employment with Employer has terminated, effective November 2, 2007, and that she will perform no further duties, functions or services for Employer.

2. PAYMENT OF MONEYS OWED. Employee acknowledges that Employer has paid all remuneration owed to her as a result of her employment with Employer, including but not limited to her salary and all accrued vacation pay through November 2, 2007.

3. SALARY CONTINUATION – LUMP SUM PAYMENT. The Company will pay the Employee a transition payment of One Hundred Seventy Eight Thousand, One Hundred Eighty One Dollars and Sixty Four Cents ($178,181.64), paid out in one lump sum, less statutorily required deductions and any outstanding business related expenses owed to Employee incurred prior to and through November 2, 2007.

4. RIGHT TO ELECT CONTINUED COVERAGE. Employee will receive Notice of Right to Elect Continuation Coverage (COBRA) from our third party administrator (Clear Benefits), by which she may elect, within sixty days of her termination date, continued coverage under Employer’s medical plan for a maximum period of eighteen (18) months. If Employee elects continuation coverage, Employer agrees to pay both the Employee and Employer share of the cost of this premium for a period of nine (9) months. This premium payment is subject to termination at such time as the Employee becomes eligible to receive medical and/or dental benefits due to employment by a new employer or as otherwise provided by COBRA.

5. UNEMPLOYMENT BENEFITS. The Company will not contest any right the Employee may have to unemployment benefits.

6. WORKERS’ COMPENSATION. The Company will fulfill its responsibility with regards to any open workers’ compensation claim the Employee may have with the Company.

7. ACKNOWLEDGMENT OF FULL PAYMENT. Employee acknowledges that the payments and arrangements described in paragraphs 2 and 3 above shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of her employment with Employer and/or the termination of that employment, and that in the absence of this Agreement, Employee would not be entitled to, among other things, the payments and arrangements specified in paragraphs 3 and 4 above.

8. NON-DISCLOSURE OF TRADE SECRETS. In consideration for the foregoing, Employee acknowledges and agrees:

(a) That she has not revealed and subsequent to the execution of this Agreement she will not at any time reveal, either directly or indirectly, to any person, company, business, firm or corporation, nor use for her own purposes, any trade secret, proprietary information or any confidential information about Employer, its service, its customers, or its methods of doing business; nor, within a year from the date of this agreement, will she attempt to induce, directly or indirectly, any present or future employee of Employer to abandon employment with Employer and commence employment with any other employer. Employee also hereby acknowledges that the provisions of this paragraph are necessary and reasonable.

(b) For the purposes of this paragraph, it is understood that the term “Employer” includes all operations and profit centers of Employer and/or its respective parents, subsidiaries and affiliates.

9. RELEASE. In further consideration for the foregoing, Employee hereby releases and discharges Employer and its respective parents, subsidiaries and affiliates, and each of its and their respective directors, officers, agents, servants and employees, past and present, and each of them (collectively referred to as “Releasees”), from any and all claims, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, which Employee now owns or holds or has at any time heretofore owned or held as against said Releasees; and without limiting the generality of the foregoing, releases and discharges any and all claims, demands, agreements, obligations and causes of action, known or unknown by Employee, arising out of or in any way connected with any transactions, occurrences, acts or omissions occurring prior to the date hereof regarding Employee’s employment relationship with Employer and/or the termination of that employment. This release pertains to, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination (including but not limited to claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, and/or the California Fair Employment and Housing Act) and/or claims arising out of any legal restrictions upon Employer’s right to terminate Employee’s employment.

10. NO FILINGS. Unless otherwise prohibited by law, Employee agrees that she will not initiate any suit or action before any federal, state or local judicial or administrative forum with respect to any matter arising out of or connected with her employment by Employer and/or the termination of that employment; and that, without subpoena, she will, at Employer’s request, testify in any judicial or administrative proceedings to which Employer is a party with respect to any matter involving the affairs of Employer of which she has knowledge.

11. CONFIDENTIALITY. Employee represents and agrees that she will keep the terms, amount and fact of this Agreement confidential, and that she will not disclose any information concerning this Agreement to any third person, including, but not limited to, any past or present employee of Employer, except as may be required by law.

12. NO REPRESENTATION. Employee represents and acknowledges that in executing this Agreement she does not rely and has not relied on any representation or statement by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

13. BINDING AGREEMENT. This Agreement shall be binding upon Employee and her heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

14. GOVERNING LAW. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

17. SEPARABILITY. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

18. CONSIDERATION PERIOD. Employee acknowledges that she has been advised by Employer that she is entitled to a period of at least twenty-one (21) days within which to consider this Agreement before signing it, if she wishes. Employee expressly acknowledges that she has taken sufficient time to consider this Agreement before signing it.

19. INDIVIDUAL AGREEMENT. This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

20. REVOCATION PERIOD. This Agreement will not become effective or binding on the parties until seven (7) days after it is signed, during which time Employee may revoke this Agreement if she wishes to do so. Any revocation must be in writing and directed to Jeanne Ortiz, Director, Human Resources, Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614.

21. VOLUNTARY AGREEMENT. Employee acknowledges that she is fully aware of her right to discuss any and all aspects of this matter with an attorney of her choice, that Employer has advised her of that right, that she has carefully read and fully understands all of the provisions of this Agreement, and that she is voluntarily entering into this Agreement.

23. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of the Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at Mission Viejo, California, this 21st day of November, 2007.

/s/ Pamela J. Britton
PAMELA J. BRITTON

Executed at Irvine, California, this 21st day of November, 2007.

DIEDRICH COFFEE, INC.

By:	/s/ Jeanne Ortiz
Jeanne Ortiz

Title:	Director, Human Resources